Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04171, 333-58024, 333-90462, 333-90464, 333-115654, 333-115653, 333-04167, 333-175239, 333-198256, and 333-219106 on Form S-8 and 333-228390 on Form S-3 of our reports dated March 1, 2019, relating to the financial statements and financial statement schedule of ICU Medical, Inc. and subsidiaries, and the effectiveness of ICU Medical Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ICU Medical, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 1, 2019